CREDIT AGREEMENT

                                      among

                             SLM INTERNATIONAL, INC.

                                       and

                                SPORT MASKA INC.

                                 (as Borrowers)


                                       and

                     CAISSE DE DEPOT ET PLACEMENT DU QUEBEC

                                   (as Agent)


                                       and

                     CAISSE DE DEPOT ET PLACEMENT DU QUEBEC

                                   (as Lender)




                               November 19 , 1998

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CREDIT AGREEMENT entered into on the 19th of November, 1998


AMONG SLM INTERNATIONAL, INC., a corporation incorporated under the laws of Delaware and SPORT MASKA INC., a corporation incorporated under the laws of New Brunswick (individually a "Borrower" and collectively the "Borrowers");

AND CAISSE DE DEPOT ET PLACEMENT DU QUEBEC, a corporation incorporated under the laws of Quebec, acting as agent for the Lenders (in such capacity, the "Agent");

AND CAISSE DE DEPOT ET PLACEMENT DU QUEBEC, a corporation incorporated under the laws of Quebec, acting as a Lender ("Caisse").


     WHEREAS the Borrowers have requested the Lenders to make available to the Borrowers a credit facility of $135,800,000;

     WHEREAS the Lenders have agreed to make such credit facility available to the Borrowers subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.   INTERPRETATION

     1.1  Definitions

     In this Agreement and the Schedules, as well as in all notices pursuant to this Agreement, unless the context otherwise requires,

          1.1.1 "Acceptance" means, either a depository bill, as defined in the Depository Bills and Notes Act (Canada) or a bill of exchange, as defined in the Bills of Exchange Act (Canada) drawn by a Borrower on a Lender and accepted by such Lender;

          1.1.2 "Affiliate" has the meaning ascribed to such term in the Canada Business Corporations Act, as amended;

          1.1.3 "Agent" means Caisse de depot et placement du Quebec and any successor agent appointed pursuant to Section 15.14;



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          1.1.4     "Agent's Branch of Account" means the office of the Agent
                    located at the address opposite its name on the signature pages hereto or the banking branch as may be designated by the Agent from time to time by notice to the Borrowers;

          1.1.5 "Agreement" or "Credit Agreement" means this credit agreement and the schedules attached hereto, as the same may be amended or supplemented from time to time;

          1.1.6 "Agreement and Plan of Reorganization" means the agreement dated as of October 6, 1998 among SLM, Sport Maska Inc., SLM Acquisition Corp., and Sports Holdings Corp. providing for the purchase by Sport Maska Inc. of the shares of Tropsport Acquisitions Inc. and the reorganization by way of merger of Sports Holdings Corp. and SLM Acquisition Corp.;

          1.1.7 "BA Loan" means a Borrowing in Dollars with respect to which interest is calculated on the basis of the BA Loan Rate;

          1.1.8 "BA Loan Rate" means, for each BA Loan, an interest rate per annum equal to the average discount rate of bankers' acceptances in Dollars having periods identical to the period of such BA Loan as quoted on Reuters Service page CDOR as of approximately 10:00 a.m. (Montreal time) on the date such BA Loan is made;

          1.1.9 "Borrowers" means SLM International, Inc. and Sport Maska Inc. and "Borrower" means either of them;

          1.1.10 "Borrowings" means the Loans and the Acceptances which are made available to the Borrowers pursuant to this Agreement and includes any conversion or renewal thereof in accordance with the terms of this Agreement;

          1.1.11 "Business Day" means a day on which banks are open for normal business over the counter in the City of Montreal, Province of Quebec, excluding Saturday and Sunday and any other day which is a statutory holiday in such city;

          1.1.12    "Caisse" means Caisse de depot et placement du Quebec;

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                                      -3-


          1.1.13 "Canadian Operating Credit" means the credit agreement entered into on November 19, 1998 among Sport Maska Inc. and Tropsport Acquisitions Inc., as borrowers, General Electric Capital Canada Inc., as agent and the lenders and credit parties referred to therein;

          1.1.14 "Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP, less any amount of proceeds from any disposition of assets or from property insurance to the extent that such amount is used to make any such expenditure;

          1.1.15 "Commitment" means, with respect to each Lender, its obligation to make Borrowings available to the Borrowers in an aggregate principal amount in Dollars not exceeding its Lender's Proportion of the Total Commitment;

          1.1.16 "Credit" means the facility provided by the Lenders to the Borrowers pursuant to Section 2.1;

          1.1.17 "Default" means any event or circumstance which constitutes an Event of Default or which, upon lapse of time or the giving of a notice or both, would constitute an Event of Default;

          1.1.18 "Discount" means, with respect to any Acceptance, the amount equal to the face value of the Acceptance, multiplied by the Discount Rate and by the actual number of days in the period of such Acceptance and divided by 365;

          1.1.19 "Discount Rate" means, with respect to any Acceptance being issued hereunder on any date, the average discount rate of bankers' acceptances in Dollars having periods identical to the period of such Acceptance as quoted on Reuters Service page CDOR as of approximately 10:00 a.m. Montreal time on such day;

          1.1.20    "Dollar" and the symbol "$" mean lawful money of Canada;

          1.1.21 "Dollar Loan" means a loan denominated in Dollars and bearing interest at the Prime Rate, plus the margin provided for in this Agreement;

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          1.1.22    "EBITDA" means for any fiscal period of SLM:

               (a) the consolidated net income (or net loss) of SLM and its Subsidiaries for such period, computed and calculated in accordance with GAAP without giving effect to any extraordinary or unusual gains or losses, any gains or losses from the sale or disposition of assets other than in the ordinary course of business, or any extraordinary, unusual or non-recurring expenses or charges, including, without limitation, restructuring charges and Transaction Expenses; plus (or minus),

               (b) to the extent that any of the items referred to in any of clauses (i) through (iii) below were deducted (or added) in calculating such net income:

                    i) consolidated interest expense (including, without limitation, amortization or charges of deferred financing fees, premiums or interest rate protection agreements and original issue discounts (including, without limitation, discounts or Acceptances), letter of credit fees, the portion of any capital lease payments which are allocated to interest expense and interest paid in kind) of SLM and its Subsidiaries for such period;

                    ii) income, capital or large corporation tax expense or benefit of SLM and its Subsidiaries for such period;

                    iii) the consolidated amount of all depreciation and
                         amortization and all non-cash charges of SLM and its Subsidiaries for such period, plus;

               (c) all fixed and all calculable dividend payments on preferred stock;

          1.1.23 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder;

          1.1.24 "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or
                    (ii) the requirements of Section 4043 (b) of ERISA apply


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                                           - 5 -


                    with respect to a contributing sponsor, as defined in
                    Section 4001 (a) (13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11) or (13) of Section 4043 (c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to
                    Section 4041 (a) (2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041
                    (e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any Material Subsidiary in the circumstances described in Section 4062 (e) of ERISA; (e) the withdrawal by any Borrower or any Material Subsidiary from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001
                    (a) (2) of ERISA; (f) the conditions for imposition of a lien under Section 302 (f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to
                    Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan, which in any such case could reasonably be expected to have a Material Adverse Effect;

          1.1.25 "Event of Default" means any of the events or circumstances set out in Section 13.1;

          1.1.26 "GAAP" means generally accepted accounting principles in the United States of America;

          1.1.27 "Grace Period" shall have the meaning assigned to such term in Section 2.9;

          1.1.28 "Guarantee" means, with respect to any Person, without duplication, any obligation, contingent or otherwise (other than an endorsement for collection or deposit in the ordinary course of business or a guarantee of the obligations of a Subsidiary of such Person in respect of trade payables incurred in the ordinary course of business or resulting from banking cash management systems) directly or indirectly guaranteeing the payment or other performance of any indebtedness or obligation of any other Person



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                                           - 6 -


                    or protecting a creditor of such Person from a loss resulting from the failure by such Person to pay or perform such indebtedness or obligation;

          1.1.29 "Indebtedness" means, with respect to any Person, without duplication: (i) indebtedness for monies borrowed or raised, or for the purchase price of property, goods or services more than 90 days past due (but excluding such past due payables being diligently contested in good faith or the non-payment of which is being tolerated and for so long as such tolerance lasts), and including obligations under agreements relating to the issuance of letters of credit or acceptance financing, (ii) obligations as lessee under leases which shall have been or should be recorded as capital leases in accordance with GAAP, and (iii) obligations under Guarantees by such Person in respect of, and obligations (contingent or otherwise) with respect to
                    (i) and (ii) above; for greater certainty, Indebtedness shall not include trade debt incurred in the ordinary course of business (except to the extent included in (i) above) or monies borrowed or raised to the extent of the amount of any letter of credit or guarantee of any other Person which secures the repayment of such monies and which is included in (i) above;

          1.1.30 "Intercreditor Agreement" means, the agreement dated the date hereof and made among the Agent, General Electric Capital Canada Inc., General Electric Capital Corporation, the Borrowers and the other parties named herein;

          1.1.31 "Interest Coverage Ratio" means, at any date of determination, the ratio of (a) EBITDA minus capital expenditures of SLM and its Subsidiaries to (b) net cash interest expense of SLM and its Subsidiaries during the four consecutive fiscal quarters most recently ended for which financial statements are required to be delivered to the Agent;

          1.1.32 "Lenders" means Caisse, and the other lenders which become parties hereto by way of an assignment made pursuant to
                    Section 17, in each case together with their successors and permitted assigns, and "Lender" means any of them;

          1.1.33 "Lender's Proportion" means, with respect to each Lender, its proportion of the Total Commitment as set out opposite its name in Schedule "A", as may be adjusted from time to time as a result of a reduction made pursuant to this Agreement or an assignment made pursuant to Section 17.1;


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          1.1.34    "Loans" means the aggregate of the Dollar Loans and the BA
                    Loans;

          1.1.35 "Majority Lenders" means any group of Lenders whose Commitments amount in the aggregate to at least 60% of the Total Commitments;

          1.1.36 "Material Adverse Effect" shall mean a material adverse effect on the business, assets, property or condition (financial or otherwise, including without limitation any material adverse effect by virtue of any environmental liability or occurrence, or the receipt from any governmental authority of any notice, compliant or order to that effect) of (a) SLM and its Subsidiaries taken as a whole, (b) Sport Maska Inc., (c) Tropsport Acquisitions Inc., (d) SHC Hockey Inc., (e)KHF Sports Oy (or its successor), or (f) Jofa AB (or its successor) or on the ability of the Borrowers to perform their obligations hereunder;

          1.1.37    "Material Subsidiaries" means the following corporations:
                    Maska U.S., Inc., Sports Holdings Corp., Tropsport Acquisitions Inc., SLM Trademark Acquisition Corp., SLM Trademark Acquisition Canada Corporation, SHC Hockey Inc., KHF Sports Oy, WAP Holdings Inc., Jofa Holding AB, Jofa AB, KHF Sports Oy, and any other Subsidiary of the Borrower having assets or gross annual income (on a four quarter basis) in excess of $1,000,000, provided, however, that any Subsidiary which ceases to possess such assets or have such gross annual income shall nonetheless remain a Material Subsidiary;

          1.1.38 "Maturity Date" shall mean the second anniversary of this Agreement or such later date to which the Maturity Date has been extended pursuant to the terms of Section 2.9;

          1.1.39 "Multiple Employer Plan" means a Plan which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA;

          1.1.40 "PBGC" shall mean the Pension Benefit Guarantee Corporation established under ERISA, or any successor thereto;

          1.1.41    "Permitted Encumbrances" means:

               (i) deficiencies or defects in title, liens, mortgages, hypothecs, charges, priorities, charges and encumbrances, whether arising by law or by contract, existing on the date of this Agreement or



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                    created, discovered or arising subsequently and which do not result (except as otherwise permitted under this Agreement) from a voluntary act or the consent of SLM or of a Subsidiary,

               (ii) PMO's,

               (iii) pledges or deposits made in the ordinary course of business in connection with bids, tenders, performance bonds, surety, appeal or custom bonds, contracts (other than to raise money or for the repayment of money borrowed) or leases or to secure statutory obligations,

               (iv) liens or priorities arising by operation of law and which have not become enforceable or relate to obligations not due or delinquent or are being contested diligently and in good faith,

               (v) minor encumbrances, including, without limitation, easements, rights of way, servitudes or other similar rights in land granted to or reserved by other Persons, or zoning or other restrictions as to the use of real or immoveable properties, which encumbrances do not, in the aggregate, materially affect the value of the said properties or materially impair their use in the operation of the business of the Borrower or of its Subsidiaries,

               (vi) liens, mortgages, hypothecs, charges, priorities and
                    encumbrances, ranking junior to the Security, whether by express subordination or by operation of law, incurred, created or assumed by the Borrower or a Subsidiary and relating to the leasing of any property, movable or immovable,

               (vii) the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance thereof,

               (viii) security given by SLM or a Subsidiary in the ordinary course of its business to a public utility or any municipality or governmental or



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                    other public authority when required by such utility or
                    municipality or other authority in connection with its operations,

               (ix) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown,

               (x)  the Security,

               (xi) security granted by the Borrowers and their Affiliates named in the Intercreditor Agreement to secure the indebtedness and other obligations under the Canadian Operating Credit or the US Operating Credit and the guarantees thereof, but, as to the principal amount so secured or guaranteed, only to the extent contemplated by Section 2.14 of the Intercreditor Agreement, and any renewal thereof, provided that the principal amount secured by any such renewal does not exceed the unpaid principal amount of the indebtedness which was secured by such security or guarantees immediately before its renewal;

               (xii) carriers', wharehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business that are unregistered and secure amounts that are not yet due and payable;

               (xiii) any attachment or judgment lien not constituting an Event of Default under Section 13.1.11 and which has not become enforceable or is being contested diligently and in good faith;

          provided that, at the time when any Permitted Encumbrance is created or granted, the maximum aggregate amount of the indebtedness or obligations secured by Permitted Encumbrances (exclusive of the pledges and deposits referred to in paragraph (iii), the liens or priorities referred to in paragraph (iv), PMO's, the Security, the security referred to in paragraph (xi), and liens or priorities arising by operation of law and which have not become enforceable or relate to obligations not due or delinquent or are being contested diligently and in good faith) shall not exceed US $5,000,000;

          1.1.42 "Person" means and includes an individual, a partnership, a corporation, a joint stock company, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof;


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          1.1.43    "Plan" means any "employee benefit plan" as defined in
                    Section 3(3) of ERISA covered by Title IV of ERISA;

          1.1.44    "PMO's" means Purchase Money Obligations;

          1.1.45 "Prime Rate" means, on any day, the rate of interest per annum that is equal to the greater of:

               (i) the rate of interest publicly announced by Royal Bank of Canada from time to time as being its reference rate then in effect for determining interest rates for commercial loans in Dollars made by it in Canada; and

               (ii) the annual rate of interest equal to the average of the "BA
                    1 month" rates applicable to bankers' acceptances in Dollars displayed and identified as such on the "Reuters Screen CDOR Page" (as defined in the International Swap and Derivatives Association, Inc. definitions, as modified and amended from time to time) (the "CDOR Rate") as at approximately 10:00 a.m. on such day, or if such day is not a Business Day then on the immediately preceding Business Day, plus 1.0% per annum; provided that if such rates do not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be calculated as the arithmetic average of the 30-day discount rates applicable to bankers' acceptances in Dollars quoted by three major Canadian Schedule 1 chartered banks chosen by the Agent as of approximately 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day;

          1.1.46    "Purchase Money Obligations" means:

               (i) any security interest, lien, mortgage, hypothec, charge, encumbrances (collectively, "Security Interest") created, incurred or assumed by the Borrower or a Subsidiary for indebtedness incurred in connection with, or created to provide the Borrower or a Subsidiary with funds to pay, the purchase price of any immoveable or moveable property (including pursuant to a lease which is capitalized in accordance with GAAP), provided that such Security Interest is limited to the property so acquired and is



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                    created, incurred or assumed substantially concurrently with the acquisition of such property, and

               (ii) any renewal or extension of any such Security Interest and any new Security Interest created on the same property in replacement of any such Security Interest provided that the principal amount secured by any such renewal, extension or new Security Interest does not exceed the unpaid principal amount of the indebtedness which was secured by such Security Interest immediately before its extension, renewal or replacement, up to a maximum aggregate outstanding amount at any time of such secured debt of US$5,000,000;

          1.1.47 "Security" means any and all security and guarantees to be provided to the Lenders pursuant to Article 12;

          1.1.48    "SLM" means SLM International, Inc.;

          1.1.49 "Subsidiary" means, with respect to a Person, any corporation of which at least a majority of the outstanding shares to which there is attached voting power under ordinary circumstances to elect a majority of the board of directors of said corporation, shall at the relevant time be owned directly or indirectly by such Person, one or more Subsidiaries of such Person, or any combination thereof; for greater certainty the Subsidiaries of SLM shall be deemed to include Sports Holdings Corp. and its Subsidiaries;

          1.1.50 "Total Commitment" means, the aggregate amount of the Credit, as may be adjusted from time to time as a result of a reduction made pursuant to this Agreement;

          1.1.51 "Transaction Expenses" means the expenses listed in Schedule B to this Agreement;

          1.1.52 "US Operating Credit" means the credit agreement entered into on November 19, 1998 among SHC Hockey, Inc. and Maska U.S., Inc., as borrowers, General Electric Capital Corporation, as agent, and the lenders and credit parties referred to therein;


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          1.1.53    "Withdrawal Liability" means withdrawal liability as
                    determined in accordance with Title IV of ERISA.

     1.2  Headings and table of contents

          The headings and the Table of Contents are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

     1.3  Accounting terms

          Unless otherwise provided, (i) accounting terms and expressions used herein shall have the meaning assigned to them under GAAP in effect from time to time, provided that all calculations shall be made according to the same principles utilized in the preparation of the financial statements referred to in Section 8.12, and (ii) compliance with covenants shall be determined on a consolidated basis.

     1.4  Conversion to or from US Dollars

               Where a Dollar amount has to be converted or expressed in US dollars, or where its US dollar equivalent has to be determined (or vice-versa), the calculation is made at the relevant date at the Bank of Canada rate as displayed and identified as such on the Reuters Screen BOFC Page for US dollars against Dollars (or vice-versa) at or around noon on such date.

     1.5  Time

          Except where otherwise indicated in this Agreement, any reference to a time shall mean local time in the City of Montreal, Province of Quebec.

     1.6  Governing law

          This Agreement shall be governed by and construed in accordance with laws of the Province of Quebec and the laws of Canada applicable therein.

2.   THE CREDIT

     2.1  Obligation of Lenders and Total Commitment

          Relying on each of the representations and warranties set out herein and subject to the terms and conditions of this Agreement, the Lenders, individually, and not solidarily (that is to say, not jointly and severally), agree to make a credit facility (the "Credit") available to the


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                                           - 13 -


Borrowers by way of their respective Commitments. The Total Commitment for the Credit shall be $135,800,000.

     2.2  Availability of the credit

          The Credit shall not revolve and shall be fully utilized within three Business Days of the date hereof and shall be repaid in full on the Maturity Date. Any portion of the Credit not utilized within three Business Days of the date hereof shall cease to be available.

     2.3  Commitments of each Lender

          The Credit shall be made available to the Borrowers by each Lender in the same proportion as the Commitment of each Lender is to the Total Commitment.

     2.4  Utilizations proportional to Commitments

          Any utilization of the Credit shall be made through the Agent and, to the extent reasonably possible, utilizations shall be, as to each Lender, in the same proportion as its Commitment is to the Total Commitment. If it is not practicable to allocate a Borrowing in such manner, or to allocate a Borrowing by way of Acceptances so that the aggregate amount of Acceptances required to be accepted by a Lender is a whole multiple of $100,000, the Agent is authorized by the Borrowers and the Lenders to make such allocations with respect to such Borrowings without amendment of the Commitment of each Lender as the Agent, in its sole discretion, determines to be equitable in the circumstances.

     2.5  Borrowings under the Credit

          The Borrowers may utilize the Credit (and re-utilize same as provided herein) pursuant to the following forms of Borrowings or a combination thereof:

          2.5.1     Dollar Loans,

          2.5.2     BA Loans, and

          2.5.3     Acceptances.

     2.6  Notices of utilization to the Agent

          Prior to each utilization of the Credit by a Borrower, such Borrower shall give to the Agent a notice of utilization specifying:



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                                           - 14 -


          2.6.1     the selected form of Borrowing;

          2.6.2 the amount of the Borrowing, which shall be in a minimum amount of $10,000,000;

          2.6.3     the date of the Borrowing, which shall be a Business Day;
                    and

          2.6.4 to the extent applicable, the period of the Borrowing, which shall comply with the provisions of Article 3, in the case of a Borrowing by way of Acceptances or BA Loans;

and the notice shall be given in writing in the form attached as Schedule "C" by 12:00 (noon) on the second Business Day prior to an issue of Acceptances or a BA Loan, and the first Business Day prior to a Dollar Loan.

     2.7  Conversions and renewals

          2.7.1 The Borrower may convert from Loans to Acceptances (and vice versa) and renew Acceptances, provided a notice of conversion or renewal is given to the Agent;

          2.7.2     Section 2.6 shall apply to a conversion or a renewal;

          2.7.3 Notwithstanding Section 2.7.1, Acceptances and BA Loans may not be converted prior to the maturity of their respective periods. In addition, unless they converted or renewed, as the case may be, at the maturity date of their respective periods, Acceptances and BA Loans shall then become Dollar Loans.

     2.8  Use of proceeds

          The proceeds of the utilizations shall be used to finance, directly or indirectly, the completion of the transactions and the payment of related fees provided in the Agreement and Plan of Reorganization.

     2.9  Extension of Maturity Date

          SLM may request (but only once) that the Maturity Date be extended for a twelve-month period by sending to the Agent an extension request substantially in the form of Schedule D to this Agreement, together with documentation evidencing compliance with the financial tests


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                                           - 15 -


therein, 60 days prior to the second anniversary of this Agreement. If SLM satisfies such financial tests and pays to the Agent for distribution to the Lenders in proportion to their respective Commitments an extension fee of $1,358,000, 30 days prior to the second anniversary of this Agreement, the Maturity Date shall be extended as requested. In the event that SLM does not make such request or that the Maturity Date has been extended to the third anniversary of this Agreement as provided above, SLM may in addition and at its option extend the Maturity Date for a period (or additional period, if the Maturity Date has already been extended to the third anniversary of this Agreement) of three months (the "Grace Period") by providing the Agent with a notice of its intent to so extend the Maturity Date and paying an extension fee of $ 2,701,600, 45 days prior to the Maturity Date.

3.   PROVISIONS APPLICABLE TO ACCEPTANCES AND BA LOANS

     3.1  Periods and amounts

          Acceptances

          3.1.1 shall be for periods of one, two, three or six months and shall mature on a Business Day;

          3.1.2 shall be denominated in Dollars, in amounts of $100,000 per Lender or multiples thereof;

          3.1.3 shall be issued in whole multiples of $1,000,000, with a minimum amount of $5,000,000 per issue;

          3.1.4 shall form part of the Borrowings for their face amount (whether they have been accepted by a Lender or by a financial institution which is not a Lender);

          3.1.5     do not carry any days of grace; and

          3.1.6 may be held by the Lenders for their own account or may be sold to third parties.

     3.2  Discount and acceptance fee

          3.2.1 The amount that shall be disbursed to a Borrower upon an issue of Acceptances is the aggregate face amount of the Acceptances so issued, less the Discount and the acceptance fee applicable to such Acceptances.

          3.2.2 In the case of a conversion into Acceptances or renewal of Acceptances, the Borrower concerned shall concurrently with the conversion or renewal pay to the Agent an amount equal to the aggregate face amount of the Acceptances issued upon such conversion or renewal; the amount so paid to the Agent shall be applied on the portion of the Borrowings having been so converted, or, as the case may be, on the Acceptances so renewed.

          3.2.3 Except for Acceptances renewed or converted under Section 3.2.2, and subject to Section 2.7.3, the Borrower concerned shall pay to the Agent the face amount of each Acceptance issued by it on the maturity date thereof.

     3.3  Selection of periods

          3.3.1 Periods of Acceptances shall be selected in order that no mandatory repayments to be made under Section 6.1 shall result in a payment of Acceptances prior to their maturity dates.

          3.3.2 Periods of Acceptances shall be selected so that no more than 10 different issues of Acceptances shall be outstanding at the same time.

     3.4  Acceptance forms

          No notice of utilization, conversion or renewal in respect of Acceptances shall be effective if a Lender which is a bank notifies the Agent, on or before the expiry of the notice period referred to in Section 2.6, that the Borrower concerned has not provided such Lender with the Acceptances to be then issued by such Lender.

     3.5  Authority to complete Acceptances

          In accordance with the instructions given from time to time by the Borrowers to the Agent for onward conveyance to the Lenders, each Lender is authorized to complete Acceptance forms in the form generally used by such Lender and to provide its acceptance thereon for the purposes of giving effect to notices of utilizations by way of Acceptances. Acceptances so completed, signed, endorsed and negotiated on behalf of a Borrower by any Lender shall bind such Borrower as fully and effectively as if those acts were performed by an authorized officer of such Borrower. Any executed Acceptances which are held by any Lender need only be held in safekeeping with the same degree of care as if they were that Lender's own property and that Lender was keeping them at the place at which they are to be held. Neither the Agent nor any Lender nor any of their respective directors, officers, employees or representatives shall be liable for any action taken or omitted to be taken by any of them under this Section 3.5 except for its own negligence or willful misconduct.

     3.6  Records respecting Acceptances

          Each Lender shall maintain a record with respect to Acceptances accepted by it hereunder, cancelled at their respective maturities or voided by it for any reason. Each Lender further agrees to retain the foregoing records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations which apply to such Lender.

     3.7  BA Loans

          Notwithstanding anything contained in this Agreement or any other document, if a Lender is not a bank and accordingly is unable to issue Acceptances pursuant to any notice of utilization, such Lender shall make available to the Borrower prior to 12:00 (noon) on the applicable borrowing date, a BA Loan in the principal amount equal to such Lender's Proportion of the aggregate amount of Borrowings requested from the Lenders by way of Acceptances pursuant to such notice of utilization. Such BA Loan shall have the same term as the Acceptances for which it is a substitute and, for greater certainty, shall permit such Lender to obtain the same effective yield as if such Lender had accepted and purchased an Acceptance, the Borrower agreeing to pay to such Lender an amount equal to the applicable acceptance fee and to prepay, on the date the BA Loan is made, interest on such BA Loan at the rate provided in
Section 5.5, such interest payment to be made by such Lender deducting the amount of such interest from the principal amount of such BA Loan. The net amount to be made available by each Lender to the Borrower for a BA Loan shall be the same as the amount that such Lender would have been required to make available to the Borrower on such date had such Lender been a Lender that provided Borrowings through Acceptances.

4.   CONDITIONS PRECEDENT TO BORROWINGS

     4.1  Conditions precedent to the initial Borrowing

          The obligation of the Lenders to make available the initial Borrowing hereunder is conditional upon the delivery of the following to the Agent, in form and substance reasonably satisfactory to all Lenders, and in sufficient copies for distribution to each Lender:

          4.1.1 a duly executed copy of this Agreement together with a promissory note stated to be payable in accordance with and subject to this Agreement in favour of any Lender which so requests in the amount of its aggregate Commitment hereunder;

          4.1.2 a certified copy of the constating documents of the Borrowers and each Material Subsidiary;

          4.1.3 a duly certified copy of the resolution or resolutions of the board of directors of each Borrower relating to the authority of such Borrower to execute and deliver, and to perform its obligations under this Agreement and the instruments, agreements, certificates and papers and other documents provided for or contemplated herein, and relating to the manner in which the foregoing documents are to be executed and delivered and in which such Borrower shall avail itself of its rights thereunder;

          4.1.4 a duly certified copy of the resolution or resolutions of the board of directors of each Material Subsidiary relating to the authority of each Material Subsidiary to execute and deliver the instruments, agreements, certificates and papers and other documents provided for or contemplated herein, and the manner in which the foregoing documents are to be executed and delivered;

          4.1.5 a certificate of the secretary of each Borrower setting forth specimen signatures of the individuals authorized to sign on its behalf this Agreement and the instruments, agreements, certificates, papers and other documents provided for or contemplated herein;

          4.1.6 a certificate of the secretary of each Material Subsidiary setting forth specimen signatures of the individuals authorized to sign on its behalf the instruments, agreements, certificates, papers and other documents provided for or contemplated herein;

          4.1.7 a certificate of each Borrower to the effect that the representations and warranties contained herein are still true and accurate and that there is no Default or Event of Default, such certificate to include, in the case of SLM, calculations showing compliance, on a consolidated basis, with the financial tests set forth in this Agreement;

          4.1.8 evidence that the Security shall have been provided in respect of all assets intended to be subject thereto at such time;

          4.1.9 a satisfactory report from KPMG with respect to the business, operations and affairs of SLM and its Subsidiaries and a report from SLM providing details of Permitted Encumbrances referred to in paragraphs
                    (ii) and (viii) of Section 1.1.41;

          4.1.10 a copy of the executed Agreement and Plan of Reorganization and evidence that the transactions contemplated therein have occurred or shall occur substantially concurrently with the initial Borrowing;

          4.1.11 copies of all regulatory approvals and consents which are required to be obtained from any governmental authority in order to complete the transactions contemplated by the Agreement and Plan of Reorganization;

          4.1.12 a copy of the Canadian Operating Credit and the US Operating Credit;

          4.1.13 a certificate of the Chief Financial Officer of SLM that the consolidated EBITDA of SLM (prior to giving effect to the transaction contemplated by the Agreement and Plan of Reorganization) for the month ended September 26, 1998 was not less than US $2,700,000;

          4.1.14 a copy of the consolidated financial results of SLM for the nine months ended September 26, 1998 and for the month ended September 26, 1998;

          4.1.15 a copy of share certificates of SLM evidencing that Phoenix Home Life Mutual Insurance Company shall have become a preferred shareholder of SLM and a certificate of the Chief Financial Officer of SLM stating that Phoenix Home Life Mutual Insurance Company has thereby made an equity investment in SLM of an amount not less than US $12,500,000;

          4.1.16 the favourable opinion of counsel to the Borrowers and the Material Subsidiaries as to corporate status and capacity, their authority and legal right to enter into and perform their respective obligations under this Agreement and the Agreement and Plan of Reorganization, and as to the validity, binding effect and enforceability of this Agreement, the Security provided on or prior to the date of the initial Borrowing and the Agreement and Plan of Reorganization;

          4.1.17 confirmation that no material adverse change has occurred in the business or financial condition of SLM and its Subsidiaries, taken as a whole, or Sports Holding Corp. and its Subsidiaries, taken as a whole, since December 31, 1997; and

          4.1.18 the favourable opinion of counsel to the Lenders as to the validity, binding effect and enforceability of this Agreement and of the Security provided on or prior to the date of the initial Borrowing.

        4.2    Conditions precedent to all Borrowings

          The Lenders shall not have any obligation to make any Borrowings available to the Borrowers or to permit the Borrowers to convert existing Borrowings into, or to renew, Acceptances if:

          4.2.1 the Agent shall not have received the timely notice of utilization (or conversion or renewal) required pursuant to
                    Section 2.6, or

          4.2.2     if a Default shall have occurred and be continuing,

provided that Acceptances and BA Loans may become Dollar Loans pursuant to
Section 2.7.3 even after the occurrence of a Default.

     4.3  Waiver of conditions precedent

          The terms and conditions of Sections 4.1 and 4.2 are inserted for the sole benefit of the Lenders and may be waived by the Agent in conformity with
Article 16 in whole or in part, with or without terms or conditions, in respect of any Borrowings without affecting the rights of the Lenders against the Borrowers and the Material Subsidiaries and without prejudicing the right of the Agent to assert such terms and conditions in whole or in part in respect of any other Borrowing.

     4.4  Restatement of representations and warranties

          Any request for Borrowings (including through a conversion or a renewal) and any notice of utilization (or conversion or renewal) shall be deemed to include a representation and warranty that the representations and warranties contained herein, other than the representations made in Sections 8.6, 8.12 and the first and last sentences of Section 8.17, are still true and accurate in all material respects as at the date of the request or notice.

     4.5  Early Termination

          The obligations of the Lenders to make Borrowings shall terminate if all of the conditions precedent set forth in Section 4.1 have not been satisfied prior to December 1, 1998

(or such later date as may be agreed to prior to such date by all Lenders), except for those, if any, which have been waived with the consent of the Agent prior to such date pursuant to Section 4.3.

5.   FEES AND INTEREST

     5.1  Upfront fee

          The Borrowers shall pay to the Caisse for its own account an upfront fee for the amount and payable in such manner as SLM and the Caisse have agreed prior to the execution of this Agreement.

     5.2  Agency fee

          The Borrowers shall pay to the Agent, for its own account, an agency fee in the amount previously agreed to in writing between the Borrowers, the Caisse and the Agent. Such agency fee shall be paid on the date of execution of this Agreement and on each anniversary date thereof, provided, that Borrowings remain outstanding on any such anniversary date.

     5.3  Acceptance fees

          The Borrowers shall pay concurrently with the issue of each Acceptance an acceptance fee at the annual rate determined in accordance with Schedule F calculated on the face amount of such Acceptance and for the number of days included in the period of same. The applicable acceptance fee for Acceptances issued during a Grace Period shall be increased by 4%. Such acceptance fees may be deducted from the proceeds of the issue of any such Acceptance, as provided in Section 3.2.1.

     5.4  Dollar Loans

          Any Dollar Loan shall bear interest at an annual rate equal to the Prime Rate in effect from time to time, plus the applicable margin determined in accordance with Schedule F. The applicable margin shall be increased by 4% in respect of any Dollar Loan outstanding during a Grace Period. The interest shall be payable monthly in arrears on the first Business Day after the end of each month.

     5.5  BA Loans

          Any BA Loan shall bear interest at an annual rate equal to the BA Loan Rate in effect from time to time plus the applicable margin determined in accordance with Schedule F. The applicable margin shall be increased by 4% in respect of any BA Loan outstanding during a Grace Period. The interest shall be calculated on the amount of such BA Loan and for the number of days included in the period of same. Such interest shall be payable in advance and may be deducted from the amount of such BA Loan as provided in Section 3.7.

     5.6  Calculation of rates

          5.6.1 Annual rates are calculated daily on the basis of a 365-day year.

          5.6.2 For the purposes of the Interest Act (Canada), the yearly rate to which a rate calculated as specified in Section
                    5.6.1 is equivalent, is equal to the rate so calculated multiplied by the actual number of days included in that year and divided by 365 days.

     5.7  Interest on arrears

          Any amount (other than an amount in principal or interest due under a Loan) which is not paid when due shall bear interest at the rate (including the applicable margin) which would be applicable to a Dollar Loan made on the date on which such payment became due, or, in the case of a payment becoming due after the Maturity Date, on the Maturity Date. Any amount in principal or interest payable under a Loan and which is not paid when due shall bear interest at the annual rate which was applicable to the principal on the date such payment became due. Interest on arrears is compounded monthly.

6.   REPAYMENTS

     6.1  Mandatory repayments

          The Borrower shall make a repayment in the minimum amount of US $5,000,000 on the second anniversary of this Agreement, in the event that the Maturity Date is the third anniversary of the date hereof, pursuant to an extension in accordance with Section 2.9. The outstanding Borrowings under the Credit shall also be repaid upon the maturity thereof, as set forth in Section 2.9.

        6.2    Optional repayments

          6.2.1 The Borrowers may at any time, without penalty and upon three Business Days' notice, make repayments in principal additional to the mandatory payments provided in Section
                    6.1. However,

                    6.2.1.1 such repayments shall be made in minimum amounts of $10,000,000 increased by whole multiples of $1,000,000;

                    6.2.1.2 a written notice of repayment shall be given to the Agent prior to any such repayment specifying the amount of the repayment and the Borrowings to be repaid; and

                    6.2.1.3 notwithstanding Section 6.2.1 no such optional repayment can be made on Acceptances or BA Loans before the maturity date of their respective periods unless the Lenders are indemnified in accordance with Section 18.10.2 concurrently with the repayment.

7.   PLACE, MANNER, CURRENCY AND APPLICATION OF PAYMENTS

     7.1  Payment to Lenders

          Unless otherwise specified, all payments to be made by the Borrowers hereunder shall be made to the Agent.

     7.2  Place

          Any payments to be made by the Borrowers to the Agent shall be made for value on the day such payment is due and at the Agent's Branch of Account.

     7.3  Time

          If a payment is due on a day which is not a Business Day, this payment may be made on the following Business Day.

     7.4  Currency of payments

          Unless otherwise provided herein, all amounts payable under this Agreement shall be paid in Dollars.

     7.5  Payments net of taxes


          7.5.1 All payments made by each Borrower will be made without setoff, counterclaim or other defence. Any payment to the Agent shall be made free and clear of, and without deduction or withholding for, any present or future taxes or other charges of whatever nature now or hereafter imposed by any taxing authority in any jurisdiction with respect to such payments (but excluding any tax or other governmental charge imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located) and all interest, penalties or similar liabilities with respect to such non-excluded taxes or other governmental charge (collectively referred to herein as "Taxes"). If any Taxes are so levied or imposed, the relevant Borrower shall pay the full amount of such Taxes to the relevant taxing authority in accordance with applicable law and shall pay to the Agent such additional amounts as may be necessary so that every payment actually received by the Agent or relevant Lender will not be less than the amount which would otherwise have been received in the absence of such levy or imposition of Taxes. Each Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts, if any, or other evidence reasonably acceptable to the Agent evidencing such payment by such Borrower. Each Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender, and for any taxes, levies, imposts, duties or charges paid by such Lender in respect of amounts paid to or on behalf of such Lender pursuant to this
                    Section 7.5.1, other than penalties, additions to tax, interest and expenses arising as a result of the willful misconduct or gross negligence of such Lender, within 30 days after the date upon which such Lender makes written demand therefor supported by a copy of any written assessment thereof. Notwithstanding the foregoing provisions of this Section 7.5.1, the Borrower's obligations under this
                    Section 7.5.1 shall not apply in respect of a Lender to the extent that such Lender has not complied with the provisions of Section 7.5.2 to the extent it is legally able to do so.

          7.5.2 Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended) and that is entitled to an exemption from or reduction of withholding tax under the law of the United States or under a treaty to which the United States is a party, with respect to payments under this Agreement shall, to the extent it is legally able to do so, on or prior to the date hereof, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 17.1, on the date of such assignment or transfer to such Lender, and from time to time upon request from SLM, deliver to SLM, accurate, properly completed and properly executed documentation either prescribed by applicable law or reasonably requested by SLM (to the extent that such documentation reasonably requested by SLM will not, in the reasonable judgment of such Lender, be disadvantageous to such Lender), if the delivery of such documentation will permit such payments to be made without withholding or with withholding at a reduced rate, as the case may beo. SLM agrees to reimburse each Lender for any expense incurred by reason of complying with this Section 7.5.2.

          7.5.3 If a Borrower pays any additional amount under Section 7.5.1 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund and, in the case of a Lender that is not exempt from tax, any reduction of or credit against its tax liabilities, with respect to the taxable year in which the additional amount is paid, such Lender shall pay to the Borrower an amount that such Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such refund. Such amount shall be paid as soon as practicable after receipt or realization by such Lender of such refund. Nothing in this Section 7.5.3 shall require any Lender to disclose or detail the basis of its calculation of the amount of any refund or any other information to any Borrower or any other Person.

     7.6  Payments to Agent on behalf of Lenders

          Unless otherwise provided herein, all payments to be made to the Agent shall be for the account of the Lenders and any payment received by the Agent shall be deemed to have been received by the Lenders.

     7.7  Application of payments

          7.7.1 All payments made to the Agent prior to a demand for payment pursuant to Section 13.2 shall be applied in the following order:

                    7.7.1.1 to amounts due pursuant to Section 5.2, as and by way of agency fee;

                    7.7.1.2 to amounts due pursuant to Section 6.2, as and by way of upfront fee;

                    7.7.1.3 to amounts due pursuant to Section 18.6, as and by way of expenses;

                    7.7.1.4 to amounts due pursuant to Section 18.10, as and by way of indemnity;

                    7.7.1.5 to amounts due pursuant to Section 5.7, as and by way of default interest;

                    7.7.1.6   to amounts due pursuant to Sections 3.2.1, 5.3,
                              5.4 and 5.5, as and by way of interest, acceptance fees and Discount;

                    7.7.1.7   to amounts due, as and by way of principal; and

                    7.7.1.8 in payment of any other amounts then due and payable by the Borrower hereunder.

          7.7.2 After a demand for payment made pursuant to Section 13.2, all payments made by the Borrowers pursuant to this Agreement and all sums received or realized on account of amounts owing hereunder, shall be appropriated and applied by the Agent towards the obligations of the Borrowers hereunder as the Agent may decide or the Majority Lenders may direct, and any such appropriation and application shall override any appropriations or applications made or requested by the Borrowers. For greater certainty, any such decision shall be consistent with the provisions of Article 14.

     7.8  Judgment currency

          If a judgment is rendered against a Borrower for an amount owed hereunder and if the judgment is rendered in a currency ("Other Currency") other than Dollars, the Borrower shall pay, if applicable, at the date of payment of the judgment, an additional amount equal to the excess of (i) the said amount owed under this Agreement, expressed into the Other Currency as at the date of payment of the judgment, over (ii) the amount of the judgment. For the purposes of obtaining the judgment and making the calculation referred to in (i), the exchange rate shall be 12:00 noon rate quoted on the Reuters Monitor Screen (Page BOFC or such other page, as may replace such page for the purposes of displaying exchanges rates). Any additional amount owed under this Section shall constitute a cause of action distinct from the cause of action which gave rise to the judgment, and said judgment shall not constitute res judicata in that respect.

8.   REPRESENTATIONS AND WARRANTIES

          The Borrowers represent and warrant to each of the Lenders that, as at the date hereof:

     8.1  Corporate existence

          Each of the Borrowers and the Material Subsidiaries is a duly organized, and validly subsisting corporation, it has filed all annual returns and financial statements which it is required to file under applicable law and is duly qualified to do business in the jurisdictions in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such qualifications, except to the extent that the failure to be so organized, subsisting or qualified, or to have made such filings, could not reasonably be expected to have a Material Adverse Effect.

     8.2  Corporate power

          Each of the Borrowers and the Material Subsidiaries has the corporate power and authority to own its assets and to carry on its business as presently conducted.

     8.3  Corporate action

          Each of the Borrowers and the Material Subsidiaries has full power and authority to enter into and perform its obligations provided for under this Agreement, and this Agreement has been duly authorized by all necessary corporate action.

     8.4  Compliance with laws

          Subject to Section 8.5, each of the Borrowers and their Subsidiaries is not in violation of any law, regulation, or order applicable to it within any jurisdiction in which it does business, the effect of which could reasonably be expected to have a Material Adverse Effect.

     8.5  Environmental matters

          Except as disclosed to the Lenders in writing prior to the execution of this Agreement and except to the extent that a Material Adverse Effect could not reasonably be expected to result therefrom.

          8.5.1 the assets and business of the Borrowers and their Subsidiaries continue to be owned, possessed and operated in compliance with all applicable environmental laws and regulations;

          8.5.2 to the best of the Borrowers' knowledge, there are no apprehended, pending or threatened complaints, inquiries or enforcement action with respect to any alleged violation by the Borrowers and their Subsidiaries of any applicable environmental law or regulation;

          8.5.3 the Borrowers and their Subsidiaries have been issued, and are in compliance with, all permits, authorizations and approvals relating to environmental matters and necessary for their assets, businesses and operations ; and

          8.5.4 the Borrowers are not aware of any condition or circumstance which could give rise to any liability by the Borrowers and their Subsidiaries under any applicable environmental law or regulation.

     8.6  Accuracy of information

          All written information delivered by the Borrowers to the Lenders in connection with this Agreement is accurate in all material respects and contains no material misstatement of fact nor does it omit a material fact the omission of which would make such information misleading in light of the circumstances in which the statements contained therein were made; the financial forecasts contained in such information have been prepared on the basis of reasonable assumptions and procedures and represent a good faith estimate of the results contained therein, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as facts or an assurance of performance and that actual results during the period or periods covered by such financial information may differ from the forecasted or projected results set forth therein.

     8.7  Material adverse change

          No material adverse change has occurred in the business and financial condition of SLM and its Material Subsidiaries since the date of the most recent annual audited consolidated financial statements of SLM.

     8.8  Effect of this Agreement

          Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof or with the terms and provisions of the documents evidencing the Security will:

          8.8.1 conflict with, violate, or result in a breach of any of the terms, conditions or provisions of any law or regulation applicable to each of the Borrowers and the Material Subsidiaries, or any order of any court, or administrative agency or tribunal applicable to it, except to the extent such conflict, violation, breach or default could not reasonably be expected to have a Material Adverse Effect, or

          8.8.2 conflict with, violate, result in a breach of, or constitute a default under the articles or by-laws of the Borrowers or the Material Subsidiaries or of any agreement or instrument to which the Borrowers or the Material Subsidiaries is a party or by which they are bound, except to the extent such conflict, violation, breach or default could not reasonably be expected to have a Material Adverse Effect.

     8.9  Validity of this Agreement

               This Agreement constitutes a legal, valid and binding obligation of the Borrowers.

     8.10 Litigation

          There is no litigation and there are no legal proceedings pending, or, to the best of its knowledge, threatened, before any court or administrative agency or tribunal which could reasonably be expected to have a Material Adverse Effect.

     8.11 Default

          No Event of Default has occurred and is continuing.

     8.12 Financial statements

          The audited consolidated financial statements of SLM and Sports Holding Corp. for the fiscal year ended December 31, 1997 have been prepared in accordance with GAAP and present fairly, in all material respects, the respective financial positions of SLM and Sports Holding Corp. and the results of their respective operations for the fiscal years reported on.

     8.13 Defects of title and liens

          There is no deficiency or defect in the title of the Borrowers and the Material Subsidiaries to any of their principal plants, properties or assets which would reasonably be expected to have a Material Adverse Effect, and, except for Permitted Encumbrances, the assets of the Borrowers and their Subsidiaries are free and clear of any lien, priority, or security.

     8.14 Tax returns

          Each of the Borrowers and the Material Subsidiaries has filed all material tax returns which were required to be filed and paid or made provision for payment of all taxes which are due and payable, except to the extent that adequate accounting reserves have been established in accordance with GAAP for the payment of any tax the payment of which is being contested.

     8.15 Pensions plans

          Any Borrower or any Material Subsidiary that maintains or contributes to a plan that provides retirement or health benefits for its employees, has performed any material obligation provided in such plan in accordance with the terms thereunder and in accordance with any statute, order, rule or regulation applicable to such plan. In addition:

     (i) set forth on Schedule E hereto is a complete and accurate list of all Plans and Multiple Employer Plans;

     (ii) no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect;

     (iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the United States Internal Revenue Service and furnished to the Agent, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status;

     (iv) neither the Borrowers nor any Subsidiary has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiple Employer Plan; and

     (v) neither the Borrowers nor any Subsidiary has been notified by the sponsor of a Multiple Employer Plan that such Multiple Employer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiple Employer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

     8.16 Year 2000 Compliance

          Each of the Borrowers has (i) initiated a review and assessment of all areas within its and each of its Material Subsidiaries' business and operations that could be adversely affected by the risk that computer applications used by such Borrower or any of its Material Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (the "Year 2000 Problem"), (ii) developed a plan and timetable for addressing the Year 2000 Problem on a timely basis and
(iii) to date, implemented that plan in accordance with such timetable. Based on the foregoing, each of the Borrowers believes that all computer applications that it owns or licenses and that are material to its or any of its Material Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 2000 ("Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

     8.17 Intellectual Property

          Set forth on Schedule G hereto is a complete and accurate list of all patents, trademarks, industrial designs, integrated circuit topographies, plant breeder rights, trade names, service marks and copyrights, and all applications therefor and licenses thereof (collectively, the "Intellectual Property"), of the Borrowers or their Subsidiaries, showing, as applicable, as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date. None of such Intellectual Property is subject to any pending or (to the best of the Borrowers' knowledge) threatened claim or litigation or any licensing agreement or similar arrangement except as set forth therein. Each of the Borrowers and its Subsidiaries owns or is licensed or otherwise has the right to use all of the Intellectual Property that are reasonably necessary for the operation of its business and, to the best of the Borrowers' knowledge, none of such Intellectual Property infringes on or conflicts with any material Intellectual Property of any other Person in any material respect, and no other Person's property infringes on or conflicts with any material Intellectual Property of the Borrower and their Subsidiaries. The Intellectual Property described on Schedule G constitutes all of the property of such type necessary to the current and reasonably anticipated future conduct of the business of the Borrowers and its Subsidiaries.

     8.18 Assets of Jofa Holding AB

          The only asset of Jofa Holding AB consists of shares in the capital stock of Jofa AB.

9.   AFFIRMATIVE COVENANTS

          Each of the Borrowers solidarily covenants and agrees that:

     9.1  Payment of principal and interest

          The Borrowers will duly and punctually pay the principal and interest (including any interest on amounts in default) on the outstanding Borrowings, as well as fees and other amounts due hereunder, on the dates, at the places and in the manner mentioned herein.

     9.2  Good standing

          Each of the Borrowers and its Subsidiaries will do all things necessary to preserve and keep in full force and effect its corporate existence except as expressly permitted by Section 10.4, will file all annual returns and financial statements as may be required pursuant to applicable law and will remain duly qualified to do business in the jurisdictions in which the nature of the business transacted by it or the character of the material properties owned or leased by it will require such qualifications.

     9.3  Conduct of business

          Each of the Borrowers and its Material Subsidiaries will carry on and conduct its business in a prudent manner and will diligently maintain its property and premises and corporate assets in good condition and use, reasonable wear and tear excepted, where failure to so maintain would, in any material respect, affect the conduct or carrying on of its business.

     9.4  Payment of taxes

          Each of the Borrowers and its Subsidiaries will pay all taxes, levies and assessments, government fees, dues and other obligations to pay money to the proper authorities which have been validly levied, assessed or imposed upon it, or upon its assets or any part thereof, as and when the same become due and payable, except to the extent and for so long as it shall contest in good faith, diligently and by appropriate measures its obligation to do so, provided that in such case, it shall reasonably satisfy the Agent that no such contestation will involve forfeiture of any material part of the assets of the Borrowers and its Subsidiaries or could reasonably be expected to have a Material Adverse Effect.

     9.5  Insurance

          Each of the Borrowers and its Material Subsidiaries will insure and keep insured its assets which are of an insurable nature, against loss or damage by fire and against such other hazards, in such amount and in such manner, to the extent available on commercially reasonable terms, as a prudent administrator would do in the case of assets similarly situated and of companies operating generally similar businesses and with reputable insurance companies, will duly and punctually pay the premiums and other sums of money payable for that purpose, will provide the Agent with evidence of the renewal of any insurance policy prior to the expiry of same, and will, at the request of the Agent, furnish to the Agent certificates of insurance relating to such insurance carried by it.

     9.6  Obligations under contracts

          During the term of any lease, operating agreement, license, concession or other contract or agreement in which the each of the Borrowers or its Material Subsidiaries have an interest or to which it is a party, each of the Borrowers and its Material Subsidiaries will faithfully observe, perform and discharge the covenants, conditions and obligations relating to non-financial aspects imposed on it thereby, except to the extent that failure to so observe, perform and discharge, could not reasonably be expected to have a Material Adverse Effect.

     9.7  Transactions with Affiliates

          Each of the Borrowers shall conduct, and cause each of its Subsidiaries to conduct, all transactions with any Subsidiary on terms that are fair and reasonable and no less favourable to the Borrowers or the Subsidiaries than would be obtained in a comparable arm's- length transaction with a Person not a Subsidiary; provided, however, that (i) the Borrowers may make loans and advances to their officers and employees in an amount not to exceed US $250,000 for any one officer or employee and in the aggregate amount outstanding at any time of

US $1,000,000, (ii) the Borrowers and its Material Subsidiaries may reimburse their respective directors and any shareholders of SLM for all out-of-pocket expenses, including expenses of travel and lodging, incurred by such directors or shareholders in regard to their participation in the management, business and affaires of the Borrowers and their Subsidiaries, (iii) SLM, directly or indirectly through any Subsidiary, may provide indemnification to the directors, officers and employees of SLM and its Subsidiaries against all costs, charges and expenses incurred by them by reason of any action taken in their capacity as such, and (iv) notwithstanding any other provision of this Agreement or the Security, SLM and Sport Maska Inc. may each transfer (by way of loan or capital contribution) all or any other portion of the proceeds of the Loans to Subsidiaries of SLM, and such Subsidiaries may further transfer (by way of loan or capital contribution) any portion of such proceeds to other Subsidiaries of SLM, for the purpose of consummating the transactions contemplated by the Agreement and Plan of Reorganization, including, without limitation, the intercompany loans referred to in Schedule I attached hereto.

     9.8  Books and accounts

          Each of the Borrowers and its Subsidiaries will keep and maintain proper books of account and other accounting records in accordance with the applicable generally accepted accounting principles.

     9.9  Reporting requirements

          The Borrowers or SLM, as the case may be, will furnish to the Agent in a sufficient number of copies for distribution to each of the Lenders:

          9.9.1 within 45 days after the end of each fiscal quarter, and within 30 days after the end of each month (other than a month during which a fiscal quarter ends) of each fiscal year of SLM or when made public by SLM, whichever is earlier, interim unaudited consolidated financial statements of SLM for such quarter or such month, subject to year-end audit adjustments, certified by the chief financial officer of the Borrower;

          9.9.2 within 120 days after the end of each fiscal year of SLM or when made public by SLM, whichever is earlier, annual audited consolidated financial statements of SLM and unaudited consolidating financial statements of SLM and each of its Subsidiaries for such year, prepared in accordance with GAAP, consistently applied, and accompanied by the external auditors' report therein;

          9.9.3 within 90 days after the end of each fiscal year of SLM, an annual budget and business plan for SLM's current fiscal year, presented on a consolidated and consolidating basis; such annual budget shall include balance sheets, income statements and cash flow statements for SLM together with the underlying principal assumptions; and such annual budget will include proposed capital expenditures and dividends;

          9.9.4 from time to time, any other report or information on the financial condition, the operations and the assets of the Borrower and its Subsidiaries as may reasonably be required by the Agent;

          9.9.5 within 45 days after the end of each fiscal quarter and within 120 days of each fiscal year end, a compliance certificate of the chief financial officer of SLM that he has reviewed this Agreement, and that he has no knowledge of any Default or, if he has such knowledge, specifying such Default, such certificate to be substantially in the form and substance of Schedule "H";

          9.9.6 promptly upon transmission thereof, copies of all statements, annual information forms, prospectuses, offering circulars or similar materials filed by it with any stock exchange, securities commission, or similar entity;

          9.9.7 a notice, upon knowledge of the occurrence of any Material Adverse Effect or upon knowledge of a Subsidiary becoming a Material Subsidiary;

          9.9.8     any other information reasonably requested by the Agent.

     9.10 Inspections

          The Borrowers and the Material Subsidiaries shall allow Caisse and any Person designated in writing by Caisse, on reasonable notice and at such reasonable time or times as will not interfere with the normal operations of the Borrowers and the Material Subsidiaries, to visit and inspect any of the properties of the Borrowers and the Material Subsidiaries and to discuss the affairs, finances and accounts of the Borrowers and the Material Subsidiaries with its chief financial officer and its auditors, provided that any such meeting with its auditors is scheduled by such chief financial officer.

     9.11 Compliance with laws and regulations

          Each of the Borrowers and its Subsidiaries shall own, possess and operate its assets and business in compliance with applicable laws and regulations (including environmental laws and regulations), except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect.

     9.12 Approvals

          Each of the Borrowers and its Subsidiaries will obtain, maintain and renew all permits, authorizations and approvals required under applicable laws and regulations (including environmental laws and regulations) required for their operations, businesses and assets, except to the extent that failure to so obtain, maintain and renew could not reasonably be expected to have a Material Adverse Effect.

     9.13 Representations and warranties

          Each of the Borrower and the Material Subsidiaries will do all things necessary to ensure that all representations and warranties made in Article 8, other than in Sections 8.6, 8.12 and in the first and last sentences of Section 8.17, shall remain true and accurate during the whole term of this Agreement and shall promptly notify the Agent of any event or circumstances which would result in such representations ceasing to be true and accurate in any respect which is material to a Borrower or any Material Subsidiary and of the steps taken to remedy same.

     9.14 Perfection of Security

          Each of the Borrowers and the Material Subsidiaries will do all things required in order that any Security granted pursuant to Article 12 be constantly perfected on all property intended to be covered by the Security, as reasonably requested by the Agent.

     9.15 Notification of Default

          Each of the Borrowers shall promptly notify the Agent of the occurrence of any Default known to it and of the steps being taken to remedy the same.

     9.16 Hedging transactions

          The Borrowers will not undertake derivative hedging transactions of any nature except for normal business related and not speculative purposes and the Borrowers may, as they deem appropriate, hedge against currency and exchange risks resulting from the Borrowings.

     9.17 Pension Plans and ERISA

          Any Borrower or any Material Subsidiary that maintains or contributes to a plan that provides retirement or health benefits for its employees, will perform any material obligation provided in such plan in accordance with the terms thereunder and in accordance with any statute, order, rule or regulation applicable to such plan, and, without limiting the generality of the foregoing, shall comply with any material obligations to which it may be subject under ERISA, or any plan governed thereby.

     9.18 Board Representation

          For so long as the Borrowings have not been repaid in full, the Caisse shall be entitled to receive notice of and have its representative attend as observer at all meetings of the board of directors of SLM.

10.  NEGATIVE COVENANTS

          Each of the Borrowers covenants and agrees that:

     10.1 Negative pledge

          Each of the Borrowers and its Subsidiaries shall not grant, create, assume or suffer to exist any security, mortgage, hypothec, charge, security interest, lien or priority of any kind on their properties, assets or other rights, other than Permitted Encumbrances.

     10.2 Disposition of assets

          The Borrowers and their Subsidiaries shall not sell, transfer, lease, convey or otherwise dispose of any of their property or assets other than (a) to the Borrowers or Material Subsidiaries in the ordinary course of business, (b) the sale of inventory to third parties in the ordinary course of business, (c) the sale, transfer, conveyance or other disposition of property or assets that are obsolete or no longer used or useful in the Borrower's Material Subsidiary's business for an aggregate amount not to exceed Cdn$400,000 in any fiscal year, or (d) other dispositions of assets (other than inventory) in the ordinary course of business for an aggregate amount not to exceed US $500,000 in any fiscal year. With respect to any sale, transfer, conveyance or other disposition permitted pursuant to this Section, Agent and Lenders agree to release their Liens or such assets or property in order to permit such sale, transfer, conveyance or disposition to be effected and shall execute and deliver to such Borrower or Subsidiary, at the Borrower's or Subsidiary's expense, appropriate releases as reasonably requested.

     10.3 Guarantees

          The outstanding liabilities (contingent or not) of the Borrower and its Subsidiaries under Guarantees shall not at any time exceed the aggregate amount of US$3,000,000 calculated on a consolidated basis, excluding Guarantees required or contemplated by Article 12 and Guarantees of Indebtedness permitted by Section 10.6.

     10.4 Subsidiaries and amalgamations

          Except as provided in the Agreement and Plan of Reorganization, each of the Borrowers and its Subsidiaries shall not merge or amalgamate with or liquidate or wind up into any other Person (a "Transaction"), save (a) for Transactions among wholly-owned Subsidiaries of the Borrowers or between the Borrowers and any wholly-owned Subsidiaries of the Borrowers, and (b) with the consent of the Agent, not to be unreasonably withheld, only if at the time thereof and immediately thereafter no Default or Event of Default shall have occurred and be continuing, and if there shall not result therefrom any actual or potential environmental liability, litigation or other contingent liability having a material adverse effect on the affected Borrower or the affected Subsidiary or Subsidiaries, and if, immediately prior to any such Transaction, the Agent is provided with an opinion of legal counsel to SLM in form and substance satisfactory to the Agent acting reasonably, as to the effect, if any, of any such Transaction upon the continuing validity and enforceability of the Agreement and Security upon each of the Borrowers and the parties thereto.If a Transaction permitted under the foregoing provisions involves a Material Subsidiary, any Subsidiary issued from such Transaction or into which assets have been transferred further to such Transaction shall be deemed to be a Material Subsidiary.

     10.5 Fiscal Year

          Each of the Borrowers and the Material Subsidiaries shall not change the date of its fiscal year end without the prior consent of the Agent, not to be unreasonably withheld.

     10.6 Incurrence of Indebtedness

          Each of the Borrowers and its Subsidiaries shall not incur, assume, or suffer to exist any Indebtedness for money borrowed or raised, or guarantee any such Indebtedness, other than Indebtedness to the Lenders hereunder; Indebtedness under the Canadian Operating Credit or the U.S. Operating Credit; Indebtedness under permitted interest rate and currency hedging arrangements; Indebtedness in the amount of US $ 49,054,012.08 and payable on demand resulting from an intercompany advance made by SLM to Sports Holdings Corp. with the proceeds of Borrowings for the purpose of consummating the transactions contemplated by the Agreement and Plan of Reorganization; Indebtedness in the form of loans made by Sport Maska Inc. and Maska U.S., Inc. to SLM that are payable on demand and do not exceed, individually or in the aggregate for all such loans, in any fiscal year, US $ 900,000 for the purpose of paying all general and administrative fees, all regulatory fees, the necessary fees and expenses to maintain SLM's corporate existence, the reasonable costs of its directors' and officers' insurance and their legal and accounting fees to the extent such fees relate to legal and accounting services provided directly to it by entities that are not its Affiliates; Indebtedness in the form of loans made by Sport Maska Inc. to Maska U.S., Inc. that are payable on demand and the proceeds of which are used for the purpose of paying trade creditors of Maska U.S., Inc. in an amount outstanding not to exceed, at any time, C$1,000,000; Indebtedness in the form of loans made by Sport Maska Inc. and Maska U.S., Inc. to SLM to the extent required to pay regularly scheduled interest payments and prepayments of principal on the Borrowings; other existing Indebtedness not exceeding US $150,000, or as otherwise permitted or contemplated by Permitted Encumbrances.

11.  FINANCIAL COVENANTS OF THE BORROWER

          SLM covenants in favour of the Agent and the Lenders that it:

     11.1 Capital expenditures

          Shall not incur Capital Expenditures in any fiscal year on a consolidated basis which in the aggregate exceed the following amounts:

                 Year                   Amount
                 ----                   ------
                 1998                   US $6,800,000
                 1999                   US $4,000,000
                 2000                   US $4,500,000
                 2001                   US $5,000,000
provided, however, that for fiscal year 1999 Capital Expenditures may be increased by an amount equal to the lesser of (i) US $1,500,000 and (ii) 50% of the difference between the amount permitted for the 1998 fiscal year and the amount of Capital Expenditures actually incurred in such fiscal year.

     11.2 Dividends

          Shall not pay dividends (other than stock dividends) on common shares or preferred shares or undertake common share repurchase programs.

     11.3 Indebtedness to EBITDA

          Shall maintain on a consolidated basis, calculated as of the last day of each fiscal quarter, a ratio of Indebtedness to EBITDA not greater than,

          11.3.1    6.30 to 1.00 from Closing until December 30, 1998;

          11.3.2    6.00 to 1.00 from December 31, 1998 to December 30, 1999;

          11.3.3    5.00 to 1.00 from December 31, 1999 to December 30, 2000;
                    and

          11.3.4    4.00 to 1.00 from and after December 31, 2000.

     11.4 Interest Coverage Ratio

          Shall maintain on a consolidated basis, calculated on the last day of each fiscal quarter, an Interest Coverage Ratio of not less than,

          11.4.1    0.90 to 1.00 from December 31, 1998 to March 31, 1999;

          11.4.2    1.10 to 1.00 from April 1 to December 30, 1999;

          11.4.3    1.35 to 1.00 from December 31, 1999 to December 30, 2000;
                    and

          11.4.4    1.70 to 1.00 from and after December 31, 2000;

provided, however, that compliance with the ratio set forth in Section 11.4.1 shall be calculated on a cumulative quarterly basis and not on an annual basis.

     11.5 Intercompany Dividends

          Shall cause the Material Subsidiaries, from time to time, to pay such dividends or make such inter-corporate payments, subject to applicable laws, as to ensure the ability of the Borrowers to service their debt;

     11.6 Minimum EBITDA

          Shall achieve a minimum EBITDA on a pro forma consolidated basis, after giving effect to the completion of the transactions contemplated by the Agreement and Plan of Reorganization (and excluding any unusual revenues and charges), for the fiscal year ending December 31, 1998, of US $ 22,000,000, or should such test not be met as of December 31, 1998, obtain from its shareholders on or before April 30, 1999 new capital contributions of US $5,000,000 for each US$1,000,000 deficiency.

12.  SECURITY

     12.1 Granting of Security

          Subject to Section 12.6, each of the Borrowers and the Material Subsidiaries shall (i) provide security on all of their present and future, tangible and intangible, assets (ii) guarantee the performance of all obligations and liabilities hereunder (collectively, the "Security"). The Lenders shall be named loss payees, as their respective interests may appear, on all insurance policies relating to the assets covered by the Security and such policies shall include mortgage clauses.

     12.2 Purpose of the Security

          The Security shall secure the indebtedness and obligations of the Borrowers under this Agreement and the obligations of the Material Subsidiaries under their respective guarantees.

     12.3 Ranking of the Security

          The Security shall be perfected in all jurisdictions where material property intended to be covered thereby is located and shall be first ranking on the property covered thereby, subject to Permitted Encumbrances and the terms of the Intercreditor Agreement.

     12.4 Evidence of the Security

          The Security, including all agreements and documents evidencing same (including its perfection) and legal opinions in respect thereof, shall be satisfactory to all Lenders at the time such Security is granted. Each Lender hereby appoints the Agent hereunder as its mandatary to execute on its behalf said agreements and documents together with all releases and discharges in respect of the Security.

     12.5 Time limit to provide the Security

          Subject to Section 12.6, those of the requirements of this Article 12 which are not fulfilled prior to the date of the initial Borrowing, shall be fulfilled before December 31, 1998 in respect of the Borrowers and all Material Subsidiaries in existence at the date hereof. Security by a future Material Subsidiary shall be provided 45 days after the date the Person concerned shall have become a Material Subsidiary.

     12.6 Exceptions for KHF and JOFA

          12.6.1 Notwithstanding the other provisions of Article 12, KHF Sports Oy, Jofa Holding AB and Jofa AB shall not be required to provide (although they may decide to do so) the Security and legal opinions contemplated in this Article 12. However, on the first day of each quarter from the quarter beginning July 1, 1999, each margin and fee rate referred to in Schedule F shall be increased by 0.5% (except on July 1, 1999, where the rate shall be 1.5%) if such Security and legal opinions have not been provided prior to the relevant quarter, unless SLM has previously exercised the option of
                    Section 12.6.2.

          12.6.2 At SLM's option, the Security and legal opinions to be provided by KHF Sports Oy, Jofa Holding AB and Jofa AB may be replaced by the following:

                    (i) a transfer to new Subsidiaries of SLM ("Newcos") of all the assets and properties (other than intellectual property and related rights) owned or possessed by KHF Sports Oy and Jofa AB;

                    (ii) Jofa Holding AB and Jofa AB shall merge by way of amalgamation or winding up or other similar procedure to form a single surviving corporation ("Jofa");

                    (iii) the implementation of appropriate measures to ensure that KHF Sports Oy and Jofa shall have no activity other than the ownership and management of such intellectual property and related rights and the holding of the shares of Newcos and shall maintain liability insurance reasonably satisfactory to the Lenders with respect to its activities conducted prior to the transaction contemplated in Section (i) above;

                    (iv) a first ranking pledge in favour of the Lenders of the shares of KHF Sports Oy and Jofa; and

                    (v) reasonably satisfactory legal opinion and financial or audit reports with respect to the foregoing.

13.  EVENTS OF DEFAULT

     13.1 Events of Default

          Each of the following events or circumstance shall constitute an Event of Default:

          13.1.1 if the Borrowers fail to pay when due the whole or any part of the outstanding Borrowings or of any interest, fee or other amount payable under this Agreement;

          13.1.2 if either Borrower or any Material Subsidiary has acknowledged its insolvency or has been declared insolvent or bankrupt or becomes voluntarily subject to any law relating to bankruptcy, insolvency or relief of debtors;

          13.1.3 if all or a substantial portion of the assets of either Borrower or any Material Subsidiary, are seized in connection with any judgment and such seizure is not released or stayed within 30 days or are subject to a taking of possession by a creditor, or are placed under sequestration, receivership or guardianship, or if a liquidator is appointed in respect of any of the Borrower and the Subsidiaries, unless such proceedings are being actively and diligently contested in good faith by the Borrower or such Subsidiary and are dismissed or stayed within 60 days;

          13.1.4 subject to Section 10.4, if any proceedings for the dissolution, liquidation or winding-up of either Borrower or any Material Subsidiary or for the suspension of its operations are commenced, unless such proceedings are being diligently contested in good faith by such Borrower or such Material Subsidiary and are dismissed or stayed within 60 days;

          13.1.5 if any proceedings under any law relating to bankruptcy, insolvency or relief of debtors is commenced against any Borrower or any Material Subsidiary and is not actively and diligently contested in good faith and dismissed or stayed within 60 days;

          13.1.6 if any of the representations and warranties made by the Borrowers in this Agreement or if a document supplied by a Borrower or a Material Subsidiary in connection with this Agreement shall prove to have been erroneous or inaccurate in any material respect concerning any matter material to the Lenders as at the date made or deemed to be made;

          13.1.7 if any Borrower or any Material Subsidiary otherwise fails to fulfill, in any material respect, any of its obligations or covenants under this Agreement, or any other agreement evidencing or related to the Security and if such failure is not remedied within 25 days of the earlier of (i) the Borrower's becoming aware of such failure and (ii) notice of such failure being given to the Borrower by the Agent;

          13.1.8 if any Borrower or any Material Subsidiary is in default to pay amounts when due (after the expiry of any applicable grace periods) under any Indebtedness (other than amounts due under this Agreement) owed by it or them and exceeding US $1,500,000 in the aggregate;

          13.1.9 if any Borrower or any Subsidiary fails to perform any obligation in respect of any Indebtedness (other than amounts due under this Agreement) owed by it or them and, as a result of such failure, the payment of amounts exceeding US $1,500,000 are accelerated;

          13.1.10 if WS Acquisition, LLC ("Wellspring") and its Associates, collectively,(i) no longer hold the largest percentage interest of the outstanding capital stock of SLM on a fully diluted basis, (ii) no longer control (either directly or indirectly) not less than 50% of the number of seats on the board of directors of SLM (excluding the board seat occupied by the chief executive officer of SLM), or (iii) if the chief executive officer of SLM is no longer a member of the board of directors of SLM, do not control (either directly or indirectly) a majority of the seats on the board of directors of SLM. For the purpose of this Section 13.1.10, an "Associate" of Wellspring means any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, Wellspring. In the preceding sentence, "control" means the power, directly or indirectly, either to (a) vote securities having 10% or more of the ordinary voting power for the election of directors (or Persons performing similar functions) of a Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise;

          13.1.11 if any judgment or order is rendered against any Borrower or any Material Subsidiary which requires the payment of monies in excess of US $2,000,000, net of any proceeds of insurance policies payable to such Borrower in relation thereto, and such judgement or order shall remain undischarged or unsatisfied and either:

                    (i) an enforcement proceeding shall have been commenced by a creditor upon such judgment or order if such judgement or order is final and not appealable, or

                    (ii) there shall have been a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, was not in effect; and

          13.1.12 if there is a material adverse change in the financial condition, business or operations of a Borrower or a Material Subsidiary.

     13.2 Remedies

          If an Event of Default occurrs and is continuing, the Agent may, and if required by the Majority Lenders, shall:

          13.2.1 terminate the Total Commitments and the right of the Borrowers to make utilizations, conversions and renewals;

          13.2.2 declare all indebtedness of the Borrowers hereunder to be immediately payable and demand immediate payment of the whole or part of same; and

          13.2.3 exercise all of the rights and remedies of the Lenders, including realization on the Security.

     13.3 Notice of default

          The Borrowers shall be in default hereunder by the mere lapse of time without the requirement of any notice or delay other than as expressly provided herein.

14.  SHARING AND EQUALITY AMONG LENDERS

     14.1 Distribution among Lenders

          Any payment received by the Agent to be applied to indebtedness of the Borrowers hereunder, including any amount received through the exercise of a right of set-off by any Lender and the realization of the Security, shall be distributed among the Lenders proportionate to their pro rata share of the indebtedness to which such payment is to be applied. Such distribution shall be made forthwith but no later than two Business Days after receipt of such payment by the Agent.

     14.2 Equality among the Lenders

          All rights of the Lenders hereunder or under the Security shall rank pari passu, pro rata to their respective share of the indebtedness of the Borrowers to the Lenders hereunder.

     14.3 Other security

          No Lender shall obtain any additional security for the payment of the indebtedness of the Borrowers hereunder, unless such security forms part of the Security.

     14.4 Direct payment to a Lender

          If a Lender receives otherwise than through the Agent a payment which must be applied to the indebtedness of the Borrowers hereunder (including any payment received through the exercise of a right of set-off or the realization of the Security), such Lender shall remit to the Agent the payment so received, in order that such payment be applied by the Agent to the indebtedness of the Borrowers hereunder in accordance with the provisions of this Agreement.

     14.5 Adjustments among Lenders

          If, at any time after the Agent has made a demand for payment pursuant to Section 13.2, the ratio of the aggregate indebtedness of the Borrowers to any Lender under the Credit to the aggregate indebtedness of the Borrowers to the Lenders is not equal to its Lender's Proportion, all Lenders shall make payments among themselves as may be necessary or appropriate in order that the amounts due to each Lender shall be proportional to their respective Lender's Proportion.

15.  THE AGENT AND THE LENDERS

     15.1 Appointment of the Agent

          Each Lender irrevocably appoints the Agent to exercise on its behalf such rights and powers as are delegated to the Agent by the terms of this Agreement and as are reasonably incidental thereto. Whenever acting in such capacity, the Agent shall represent and bind all Lenders as herein provided. No Lender shall exercise individually any of the rights and powers delegated to the Agent hereunder.

     15.2 Action by Agent

          Except as expressly required by this Agreement, the Agent shall not be required to take or refrain from taking any action which it is empowered to take under this Agreement or the Security documents, unless the Agent has been required by the Majority Lenders to take or refrain from taking any such action. Notwithstanding the foregoing, the Agent shall in no event be required to take or refrain from taking any action which it would be required to take or refrain from taking by the Majority Lenders if in its judgment, such action or omission is contrary hereto or to applicable law or exposes it to personal liability in circumstances in which it determines that indemnity under Section 15.9 may not be available or adequate.

     15.3 Liability of the Agent

          The Agent shall not be liable for any action taken or omitted to be taken by it in the absence of gross negligence or wilful misconduct, provided it has acted in accordance with the provisions of this Agreement. In addition, but without limiting the generality of the foregoing, the Agent:

          15.3.1 shall not be liable for any action it takes or omits to take in good faith in accordance with the advice of legal counsel, experts or professional advisors;

          15.3.2 shall incur no liability by acting upon any communication or document believed by it to be genuine and to have been signed, sent or given by the proper Person or Persons;

          15.3.3 shall have no duty to investigate whether a Default has occurred or is continuing;

          15.3.4 shall have no duty to examine or comment on the validity, genuineness, sufficiency or accuracy of any document or information supplied by the Borrowers or the Material Subsidiaries to the Lenders through the Agent.

     15.4 Notices by Agent to Lenders

          Whenever a notice of utilization, conversion or renewal is given by a Borrower to the Agent, the Agent shall promptly provide the Lenders with the details of the Borrowing which is the subject matter of the notice, in order that the Lenders may make available to the Borrower concerned, through the Agent, or as the case may be, may fund, their respective proportions of such Borrowing.

     15.5 Manner of disbursement

          15.5.1 Any amount to be disbursed by a Lender pursuant to a Borrowing under the Credit shall be made available to the Agent by such Lender at the Agent's Branch of Account, by 2:00 p.m. on the date the Borrowing is to be effected.

          15.5.2 Any amount so received by the Agent shall be made available to the Borrower concerned at places to be agreed to from time to time between the Borrowers and the Agent.

     15.6 Non-Contribution of a Lender

          Unless previously notified in writing by a Lender no less than two Business Day before a Borrowing is to be effected that such Lender does not intend to make available to the Agent its proportion of such Borrowing, the Agent may assume that such Lender will be making its proportion of such Borrowing available to the Agent on such date and the Agent may, in reliance upon such assumption, make available to the Borrower concerned an amount corresponding to such Lender's proportion of the Borrowing. If such Lender fails to make its proportion of the relevant Borrowing available to the Agent on the relevant date, the Agent shall be entitled to recover on demand the amount of such Lender's proportion of the Borrowing, from such Lender or, failing recovery from such Lender, from the Borrower concerned on one day's notice. Interest shall accrue on such amount during the period prior to such recovery at a rate per annum equal to the rate applicable to a Dollar Loan and shall be paid to the Agent for its own account.

     15.7 Notices of Default

          The Agent shall be entitled to assume that no Default has occurred and is continuing, unless the Agent has been notified by the Borrowers or any of the Material Subsidiaries of any such Default, or has been notified by a Lender that such Lender considers that a Default has occurred and is continuing. In such a case, the Agent shall promptly notify the Lenders of the Default, but the Agent shall incur no liability for its failure to do so if such Default has been remedied.

     15.8 Liability of Lenders

          No Lender (including the Agent) shall have any liability whatsoever:

          15.8.1 as a consequence of the failure of any other Lender to perform its obligations under this Agreement;

          15.8.2 as a consequence of the failure of any Borrower or any Material Subsidiary to perform its obligations under this Agreement or any of the Security documents;

          15.8.3 for the accuracy or completeness of any information, representations or warranties contained herein or made in connection herewith or provided pursuant to this Agreement, or for the legality, validity, enforceability, sufficiency or value of this Agreement, the Security documents or any other document or instrument contemplated thereby.

     15.9 Indemnification

          Each Lender shall indemnify the Agent in the proportion its Commitment bears to the Total Commitment, to the extent not reimbursed by the Borrowers or the Material Subsidiaries, from and against all liabilities, losses, expenses, claims or disbursements of any kind or nature whatsoever which may be incurred or imposed on them, relating to or arising out of this Agreement, the Security or any action taken or omitted to be taken by the Agent, except for any portion of such liabilities, losses, expenses, claims or disbursements resulting from its negligence or wilful misconduct.

     15.10 Credit decision

          Each Lender acknowledges that it has been and will continue to be solely responsible for making its own independent appraisal and investigation of the financial condition, credit-worthiness, affairs and viability of the Borrowers and the Material Subsidiaries and that it has not relied on the Agent or any other Lender in the making of its decision to enter into this Agreement.

     15.11 Legal proceedings and enforcement measures

          Any legal proceedings and enforcement measures on behalf of all Lenders shall be taken by the Agent, and upon the request of the Agent, all Lenders shall join the Agent in such proceedings or enforcement measures.

     15.12 Sharing of information

          The Borrowers authorize the Agent and the Lenders to share with each other and with prospective assignees of and participants in the Borrowings, any information held by them regarding each of the Borrowers and its Subsidiaries or relating to this Agreement, provided however that any information held by the Lenders subject to a confidentiality agreement shall only be shared on the condition that the recipient thereof agrees to be bound by such confidentiality agreement.

     15.13 No association among Lenders

          Nothing contained in this Agreement and no action taken pursuant to it shall, or shall be deemed to, constitute the Lenders a partnership, association, joint venture or other similar entity.

     15.14 Successor Agent

          Subject to the appointment and acceptance of a successor agent as provided in Section 1 and this Section 15.14, the Agent may resign at any time by giving written notice thereof to the Lenders and SLM. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor agent with the approval of SLM (such approval not to be unreasonably withheld). Any successor agent appointed under this Section 15.14 shall be a financial institution which has an office in Montreal, Province of Quebec. If no successor agent shall have been appointed by the Majority Lenders within 90 days after the retiring agent's giving of notice of resignation, then the retiring agent may, on behalf of the Lenders and with the approval of SLM (such approval not to be unreasonably withheld), appoint a successor agent. Upon the appointment as Agent of a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, obligations and duties of the retiring agent and shall be deemed for the purposes of this Agreement to be the Agent and the retiring agent shall be discharged from its duties and obligations under this Agreement. After any retiring agent's resignation hereunder as the Agent, the provisions of this Agreement shall continue in effect for its benefit, for the benefit of the Lenders and for the benefit of SLM in respect of any actions taken or omitted to be taken by the retiring agent while it was acting as the Agent.

     15.15 Option of Lenders to replace a Lender

          In the event that any Lender does not consent to any amendment or waiver requiring the unanimous consent of the Lenders, the consenting Lenders shall have the option, but not the obligation, to purchase the dissenting Lender's interest in this Agreement. If the consenting Lenders do not exercise such option for the total amount of such interest, the dissenting Lender shall have the option of locating a new Lender to assume the dissenting Lender's interest in this Agreement, such new lender to be acceptable to the Borrowers and the Agent acting reasonably. The Borrowers shall reimburse the Agent for any cost or expense incurred in respect of such assignment or proposed assignment.

16.  WAIVERS AND AMENDMENTS

     16.1 Amendments and waivers with the approval of the Majority Lenders

          Subject to the other Sections of this Article 16, the provisions of this Agreement or of any of the Security documents may only be amended or waived by an instrument in writing signed by the Agent, with the approval of the Majority Lenders.

     16.2 Amendments by unanimous approval

          The provisions of this Agreement relating to any of the following matters may only be amended by an instrument in writing signed by the Agent, with the prior consent of all the Lenders:

          16.2.1 Any lengthening or shortening of the term of this credit facility;

          16.2.2 Any change in the amount of any principal amount payable hereunder or in the time within which principal must be repaid;

          16.2.3 Any change in the interest rates, fees and Discounts payable hereunder and in the manner in which they are calculated or in the time within which they must be paid;

          16.2.4 Any subordination of the Security or of any amount payable hereunder;

          16.2.5    Any modification, amendment or release of the Security;

          16.2.6 Any change in the conditions precedent provided in Section 4.2, in Articles 13, 14, or 16, in the definition of Majority Lenders, or in any matter requiring the approval or consent of all Lenders.

     16.3 Amendments with the approval of the Agent

          No amendment to the provisions of this Agreement respecting the duties, obligations and liabilities of the Agent shall be made without the approval of the Agent.

     16.4 Binding effects upon Lenders

          Any extension, indulgence, amendment or waiver granted or made in accordance with the provisions of this Article 16 shall be binding upon all the Lenders.

     16.5 Failure to act

          No waiver and no failure or delay in the exercise of any right or remedy shall preclude the further exercise of any of the rights and remedies of the Agent and the Lenders hereunder. In addition no such failure or delay shall be construed as a waiver of any of the provisions of this Agreement or the Security documents.

17.  ASSIGNMENTS

     17.1 Assignments

          17.1.1 Each Lender may assign, in whole or in part, its rights and obligations in respect of the Credit to any other financial institution with the prior written consent of the Agent (which consent shall not be unreasonably withheld), provided that, when no Event of Default has occurred and is continuing, (i) no such assignment (other than an assignment by Caisse as Lender) shall have the effect of increasing the Borrowers' cost of Borrowings hereunder without the prior consent of SLM and (ii) if Caisse as Lender wishes to make any such assignment, Caisse shall use its best efforts in order that the assignment shall not have the effect of increasing the Borrowers' cost of Borrowings hereunder. For greater certainty, the expression "Borrowers' cost of Borrowings" shall incude the cost to the Borrowers of making additional payments as contemplated in Section 7.5.

          17.1.2 No such assignment may be made if the aggregate amount of the assigning Lender's Commitment following such assignment, or the portion thereof which is assigned, is not at least $10,000,000 and in integral multiples of $1,000,000.

          17.1.3 Any financial institution becoming an assignee of the whole or part of the rights of a Lender and of its obligations towards the Borrowers in accordance with Section 17.1.1 shall become a Lender hereunder and this Agreement and the Commitment of the assignor shall be amended automatically.

          17.1.4 A Lender which, in accordance with Section 17.1.1, assigns all or any part of its rights or obligations hereunder shall pay to the Agent on demand an assignment fee of $2,500 and all expenses, including but not limited to legal fees, incurred by the Agent in connection with such transfer. If as a result of such transfer, the Agent incurs any increased costs or additional expenses in connection with the performance of its duties hereunder, the assignee shall upon demand from time to time pay to the Agent such amount as shall compensate the Agent for any such reasonable increased costs or additional expenses (and the certificate of the Agent specifying the amount of such compensation shall be conclusive in the absence of manifest error).

          17.1.5 For the purposes of this Article 17, Caisse, a pension fund and organizations performing similar functions shall be deemed to be financial institutions to the extent that such entities are authorized to make loans or purchase participations of the nature contemplated in this Section 17 in the ordinary course of business.

18.  MISCELLANEOUS

     18.1 Books and accounts

          The Agent shall keep books and accounts evidencing the indebtedness of the Borrowers under the Credit and the transactions made in respect thereof pursuant to this Agreement. Such books and accounts shall, in the absence of manifest error, be deemed to represent accurately that indebtedness and those transactions. The Borrowers acknowledge that the actual recording of the amount of any Borrowing or repayment thereof under this Agreement, and interest, fees, and other amounts due in connection with this Agreement, in the accounts of the Borrowers maintained by the Agent shall constitute prima facie evidence of the Borrowers' indebtedness and liability from time to time under this Agreement; provided that the obligation of the Borrowers to pay or repay any indebtedness and liability in accordance with this Agreement shall not be affected by the failure of the Agent to make such recording.

     18.2 Determination

          In the absence of manifest error, any determination of fact (other than the determination of Material Adverse Effect) made by the Agent in accordance with this Agreement shall be final and binding upon the Borrowers, the Material Subsidiaries and the Lenders.


     18.3 Notes

          The Borrowings may, but need not be, evidenced by notes or other instruments of indebtedness that the Borrowers undertake to execute upon request from the Agent. Payment of those notes and instruments may only be demanded in accordance with the provisions of this Agreement.

     18.4 Oral notices or instructions

          If any Borrower or any of its agents or employees makes an oral request or gives an oral notice to the Agent, the Agent shall be entitled to rely upon such oral instructions. The Agent shall not incur any liability to the Borrowers or the Material Subsidiaries or to the Lenders in acting upon oral instructions which the Agent believes in good faith to have been given by a Person authorized by a Borrower to give such instructions or to effect any applicable transaction. In the event of a discrepancy between oral instructions and any written confirmation in respect thereof, or in the absence of receiving confirmation, the oral instructions as understood by the Agent shall be deemed to be the controlling instructions.

     18.5 Unassignability by Borrower

          No Borrower may assign its rights or the amounts to be received by it under this Agreement.

     18.6 Expenses

          The Borrowers shall pay the reasonable out-of-pocket expenses incurred by Caisse or the Agent in connection with the preparation, negotiation, execution, and administration of this Agreement and the Security, due diligence investigations, environmental audits or other studies made in connection with or pursuant to this Agreement, the syndication and pre-approved public announcement of the credit facility provided hereunder and the exercise of the rights and remedies of Caisse or the Agent and the Lenders under this Agreement and the Security, including fees and expenses of legal counsel, professional advisors and experts of the Agent or Caisse.

     18.7 Compensation

          Subject to their respective obligations under Section 14.4, each Lender is authorized (but not obligated) at any time or from time to time after the occurrence of an Event of Default which is continuing, without notice to the Borrowers or to the Material Subsidiaries to compensate and to apply any and all deposits held for or in the name of any of the Borrowers or of any Material Subsidiaries and any indebtedness at any time owing or payable by such Lender to or for the credit of or the account of any of the Borrowers or of any Material Subsidiaries against and on account of the obligations of the Borrowers or the Material Subsidiaries payable to such Lender under this Agreement, irrespective of currency and of whether or not such Lender has made any demand under this Agreement and whether or not these obligations of the Borrowers have matured. The provisions of this Section 18.7 shall not restrict such rights as the Lenders may be entitled to without relying upon the provisions of this Section 18.7.

     18.8 Irrevocability of notices of utilization, conversion, renewal or repayment

          A Borrower may not cancel a notice of utilization, conversion, renewal or repayment and shall indemnify the Lenders through the Agent for any damage resulting from its failure to act in accordance with such a notice.

     18.9 Irregular notice of utilization, conversion, renewal or repayment

          The Agent may consider of no effect any notice of utilization, conversion, renewal or repayment if such notice or the proposed utilization, conversion or renewal is not in compliance with the provisions of this Agreement.

     18.10 Indemnification

          18.10.1 If any future law, regulation, administrative decision or guideline or decision of any Court increases the cost for any Lender of its Commitments or the cost for any Lender of, or reduces the income receivable by any Lender from, the Borrowings (including, without limitation, by reason of the imposition of reserves, taxes or requirements as to the capital adequacy of such Lender but excluding any costs incurred as a result of tax increases of general application), such Lender may send to the Borrowers a statement indicating the amount of such additional cost or reduction of income and its method of calculation; in the absence of manifest error, this statement shall be conclusive evidence of the amount of such additional cost or reduction of income and the Borrowers shall pay forthwith this amount to such Lender. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost or reduction in income, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize such costs or reductions.

          18.10.2 The Borrowers shall pay to any Lender the amount of any and all losses suffered by the latter and resulting from Acceptances having been converted or repaid before the maturity dates of their respective periods, whatever the cause for such conversion or repayment may be. The affected Lender may send to the Borrowers a statement indicating the amount of any such loss suffered by it and its method of calculation; in the absence of manifest error, this statement shall be conclusive evidence of the amount of such loss and the Borrowers shall pay forthwith this amount to the affected Lender.

          18.10.3 Each of the Borrowers and the Material Subsidiaries permits the Agent, acting reasonably, to conduct inspections and appraisals of all or any of its records, business and assets at any time and from time to time, upon one (1) Business Days' prior notice, to verify compliance with applicable environmental laws and, if the Agent has a reasonable basis to believe that there may be a violation of environmental law by any Borrower or Material Subsidiary which could reasonably be expected to have a Material Adverse Effect, the Agent may also appoint experts or consultants to make any inspection or appraisal and prepare reports on same. Any costs and expenses incurred by the Agent as a result of the foregoing shall be reimbursed by the Borrowers on demand. If the Agent is required to expend any funds in compliance with applicable environmental laws, regulations, administrative or court order in respect thereof or in connection with any recourse for damages, the Borrowers shall indemnify the Agent in respect of such expenditures.

          18.10.4 The Borrowers shall, to the extent permitted by applicable laws, indemnify the Lenders and the Agent, and their respective directors, officers, employees, and agents and shall hold each of them harmless from and against any and all losses, liabilities damages, costs, penalties, fines, expenses and claims (including reasonable legal fees and costs) which at any time or from time to time may be paid or incurred by, or asserted against, any of them for, with respect to or as a direct or indirect result of (i) any environmental activity by the Borrowers or any of their Subsidiaries or (ii) any failure on the part of the Borrowers or any of their Subsidiaries to comply with any environmental laws, and (iii) any misrepresentation, breach of warranty or breach of covenant on the part of the Borrowers or any of their Subsidiaries with respect to environmental matters.


          18.10.5 The Borrowers shall indemnify the Lenders and the Agent and their respective directors, officers, employees and agents and hold each of them harmless from and against all losses, costs, expenses (including reasonable fees, charges and disbursements of counsel) and liabilities including those arising from any litigation or other proceedings relating to or arising out of the transactions contemplated by this Agreement, provided that no Person indemnified under this
                    Section 18.10.5 shall be indemnified for its own negligence or wilful misconduct.

     18.11 Liability of Borrowers

          18.11.1 Each Borrower shall be solidarily (that is, jointly and severally) liable for the aggregate amount of Borrowings and for all the obligations and liabilities of the Borrowers hereunder. Each Borrower hereby renounces to the benefits of division and discussion. The liability of a Borrower hereunder shall not be released, reduced or affected by reason of any waiver or extension granted by the Lenders without the consent of such Borrower or by reason of any release of or stay of proceedings against the other Borrower pursuant to any law or by reason of any circumstance which might constitute a defence available to a guarantor.

          18.11.2 Each of the Borrowers irrevocably appoints the other to act as its attorney for the purposes of exercising the rights and performing the obligations of the Borrowers hereunder and the Borrowers shall be bound by all things done and documents executed by any Borrower.

     18.12 Previous agreements

          This Agreement supersedes any previous agreement in connection with the credit facility provided for herein.

     18.13 Language

          This Agreement has been drawn up in English at the express request of the parties. Cette convention a ete redigee en anglais a la demande expresse des parties.

     18.14 Severability

          If any provision of this Agreement is determined to be void, voidable, illegal or unenforceable, in whole or in part, all other provisions of this Agreement shall nevertheless remain in full force and effect, and all provisions hereof are hereby declared and shall be deemed, unless otherwise expressly provided, to be separate, severable and distinct.

19.  NOTICES

     19.1 Sending of notices

          Any demand, notice or other communication (hereinafter referred to as a "Communication") to be given to a party in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by transmittal by facsimile addressed to the recipient at the address indicated opposite its name on the signature pages hereto, or at such other address as may be notified by such party to the others pursuant to this Section 19.1.

     19.2 Receipt of notices

          Any Communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the mailing thereof and, if given by facsimile on the day of transmittal thereof if given during normal business hours of the recipient or on the next Business Day if given after normal business hours on any day. If the party giving any Communication knows or ought to know of any difficulties with the postal system or facsimile transmission system which might affect the delivery of mail or facsimile transmission, any such Communication shall be given by personal delivery or by other methods of communication not affected by the said difficulties.

20.  COUNTERPARTS

          This Agreement may be executed in any number or counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.





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                                          CAISSE DE DEPOT ET DE PLACEMENT DU
                                          QUEBEC

1981 McGill College Avenue                By:____________________________
Montreal, Quebec
H3A 3C7                                   Name:__________________________

Attention:     Diane Favreau              Title: ________________________
Telecopier No.:(514) 847-5488
Telephone No.: (514) 847-2493
                                          By:____________________________

                                          Name:__________________________

                                          Title: ________________________


139 Harvest Lane                          SLM INTERNATIONAL, INC.
P.O. Box 1200
Williston, Vermont                        By:____________________________
05495, U.S.A.
                                          Name:__________________________
Attention:     President
Telecopier No.:(802) 872-4226             Title: ________________________
Telephone No.: (802) 872-4256


3500 De Maisonneuve Blvd. West            SPORT MASKA INC.
Suite 800
Westmount, Quebec                         By:____________________________
H3Z 3C1
                                          Name:__________________________
Attention:     President
Telecopier No.:(514) 932-1118             Title: ________________________
Telephone No.: (514) 932-6020